Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of The OLB Group, Inc. and Subsidiaries on Amendment No. 1 to Form S-1 (File No. 333-232368) of our report dated April 18, 2019, with respect to our audit of the consolidated financial statements of The OLB Group, Inc. and Subsidiaries as of December 31, 2018 and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” and selected financial data in such Prospectus.

/s/ Marcum llp

Marcum llp

New York

October 8, 2019